                                                                    EXHIBIT 3.73

                            ARTICLES OF INCORPORATION

                                       OF

                          BHC MONTEVISTA HOSPITAL, INC.

         The undersigned person, having capacity to contract and acting as the incorporator of a corporation under Section 78.030 of the General Corporation Law of Nevada, adopts the following Articles of Incorporation for such corporation:

         1. The name of the corporation is BHC Montevista Hospital, Inc. (the "Corporation").

         2.       The period of its duration is perpetual.

         3. The purpose for which the corporation is organized is to engage in the transaction of any or all lawful business for which corporations may be incorporated under the General Corporation Law of Nevada.

         4. The address of the registered office of the Corporation in Nevada is 5900 West Rochelle Avenue, Las Vegas, Nevada 89103. The corporation's registered agent at the registered office is R. Dale Reynolds.

         5. The name and address of the incorporator of the Corporation is:

     Name                          Address
     ----                          -------
J. Chase Cole              511 Union Street,
                          Nashville, Tennessee 37219

         6. The governing board of the Corporation shall be known as directors, and the number of directors shall be fixed by the bylaws.

         The number of directors constituting the initial board of directors is two (2), and the names and addresses of each person

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who is to serve as director of the Corporation until the first annual meeting of the shareholders or until a successor is elected and qualified are:

     Name                          Address
     ----                          -------
Edward A. Stack            520 Dekemont Lane
                           Brentwood, Tennessee 37027

Michael E. Davis           905 Santa Cruz Drive
                           Keller, Texas 67248

         7. The address of the principal office of the Corporation is 5900 West Rochelle Avenue, Las Vegas, Nevada 89103.

         8.       The Corporation is for profit.

         9. The maximum number of shares which the Corporation shall have the authority to issue is One Thousand (1,000) shares of Common Stock. All of such shares shall be without par value.

         10. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law, and (iii) under Section 78.300 of the General Corporation Law of Nevada. If the General Corporation Law of Nevada is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Nevada, as so amended. Any repeal or modification of the foregoing by the shareholders shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         12. The Corporation shall indemnify, and upon request shall advance expenses to, in the manner and to the full extent permitted by law, any officer or director (or the estate of any such person)

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who was or is a party to, or is threatened to be made a party to, any threatened, pending or complete action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise (an "indemnitee"). The Corporation may, to the full extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him or her. To the full extent permitted by law, the indemnification and advances provided for herein shall include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses (including attorneys' fees), judgments, fines and amounts paid in settlement to the full extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Notwithstanding the foregoing, the Corporation shall not indemnify any such indemnitee (1) in any proceeding by the Corporation against such indemnitee; (2) in the event the board of directors determines that indemnification is not available under the circumstances because the officer or director has not met the standard of conduct set forth in Section 78.751 of the General Corporation Law of Nevada; or
(3) if a judgment or other final adjudication adverse to the indemnitee establishes his liability (i) for any breach of the duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of

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

law, or (iii) under Section 78.300 of the General Corporation Law of Nevada.

         IN WITNESS WHEREOF, I have hereunto set my hand this 25th day of March, 1993.

                                                /s/ J. Chase Cole
                                                --------------------------------
                                                J. Chase Cole
                                                Incorporator

State of Tennessee

County of Davidson

         On this 25th day of March, 1993, before me, a Notary Public personally appeared J. Chase Cole who acknowledged that he executed the above instrument.

                                                /s/ [ILLEGIBLE]
                                                --------------------------------
                                                Notary Public

My Commission Expires:

3/25/95

                    CERTIFICATE OF ACCEPTANCE OF APPOINTMENT
                                BY RESIDENT AGENT

         I, R. Dale Reynolds, do hereby accept the appointment as Resident Agent of the above named corporation.

       Dated this 26th day of March, 1993.

                                                /s/ R. Dale Reynolds
                                                --------------------------------
                                                R. Dale Reynolds

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